Exhibit 10.48

CYTOKINETICS, INCORPORATED

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of June 11, 2013 (the “Execution Date”) by and between Cytokinetics, Incorporated, a Delaware corporation (the “Company”), and Amgen Inc., a Delaware corporation (the “Investor”). All terms not defined herein shall have the meaning set forth for such terms in the Collaboration and Option Agreement, dated as of December 29, 2006 by and between the Company and the Investor, as amended on the date hereof (the “Collaboration Agreement”).

RECITALS

WHEREAS, the Company and the Investor have entered into an amendment to the Collaboration Agreement of even date herewith (the “Collaboration Agreement Amendment”);

WHEREAS, in partial consideration for the additional rights granted to the Investor under the Collaboration Agreement Amendment and pursuant to terms set forth in this Agreement the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and contained in the Collaboration Agreement Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Purchase and Sale of Shares

1.1 Sale of Shares. Subject to the terms and conditions hereof, the Company will issue and sell to the Investor, and the Investor will purchase from the Company, at the Closing, $10,000,000 (the “Aggregate Purchase Price”) worth of Common Stock at a price per share equal to the ten-day trailing average of the closing price of the Common Stock as reported on the NASDAQ Capital Market on the last trading day prior to the Execution Date (the “Shares”).

1.2 Closing. The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304-1130, on the third trading day following the date hereof (the “Closing Date”). At the Closing, the Company will deliver or cause to be delivered to the Investor a certificate or certificates representing the Shares that the Investor is purchasing and, concurrently, the Investor shall pay the Aggregate Purchase Price by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions, or (c) any combination of the foregoing.

SECTION 2

Representations and Warranties of the Company

Except as set forth on the Schedule of Exceptions attached hereto as Exhibit A, the Company hereby represents and warrants the following as of the Execution Date:

2.1 Organization and Good Standing and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, operate and occupy its properties and to carry on its business as now being conducted. Except as set forth in the Commission Documents (as defined below), the Company does not own more than 50% of the outstanding capital stock of or control any other business entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean any event or condition that would reasonably be likely to have a material adverse effect on the business, operations, properties or financial condition of the Company and its consolidated subsidiaries, taken as a whole; provided, that none of the following shall constitute a “Material Adverse Effect”: the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets and the biotechnology industry, and changes in the market price of the Common Stock.

2.2 Authorization. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; (ii) the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and thereby and the issuance, sale and delivery of the Shares have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (iii) the Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

2.3 Valid Issuance of Shares. The issuance of the Shares has been duly authorized by all requisite corporate action. When the Shares are issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, the Shares will be duly and validly issued and outstanding, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws and, except as otherwise set forth herein, the Investor shall be entitled to all rights accorded to a holder of shares of Common Stock. The Company has reserved a sufficient number of shares of Common Stock for issuance to the Investor in accordance with the Company’s obligations under this Agreement.

2.4 No Conflict. The execution, delivery and performance of this Agreement, and any other document or instrument contemplated hereby, by the Company and the consummation by the Company of the transactions contemplated hereby, do not: (i) violate any provision of the Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party where such default or conflict would constitute a Material Adverse Effect, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound, which would constitute a Material Adverse Effect, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company are bound or affected where such violation would constitute a Material Adverse Effect, or (v) require any consent of any third-party that has not been obtained pursuant to any material contract to which the Company is subject or to which any of its assets, operations or management may be subject where the failure to obtain any such consent would constitute a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof (other than any filings that may be required to be made by the Company with the Securities and Exchange Commission (the “Commission”), the Financial Industry Regulatory Authority/Nasdaq or state securities commissions subsequent to the Closing); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

2.5 Compliance. The Company is not, and the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not cause the Company to be, (i) in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, commitment filed with the Commission Documents, (ii) in violation of any provision of any judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound, or (iii) in violation of any federal, state or, to its knowledge, local statute, rule or governmental regulation, in the case of each of clauses (i), (ii) and (iii), which would have a Material Adverse Effect.

2.6 Capitalization. As of April 26, 2013 (the “Reference Date”), a total of 148,614,227 shares of Common Stock and 19,026 shares of the Company’s Series B convertible preferred stock were issued and outstanding, increased as set forth in the next sentence. Other than in the ordinary course of business, the Company has not issued any capital stock since the Reference Date other than pursuant to (i) employee benefit plans disclosed in the Commission Documents, and (ii) outstanding warrants, options or other securities disclosed in the Commission Documents. The outstanding shares of capital stock of the Company have been duly and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities, and, for those shares issued during the last 24 months, have been issued in compliance with all federal and state securities laws, in each case except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Commission Documents, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, no preemptive right, co-sale right, right of first refusal, registration right, or other similar right exists with respect to the Shares or the issuance and sale thereof. Except as disclosed in the Commission Documents, there are no shareholder agreements, voting agreements or other similar agreements with respect to the voting of the Shares to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

2.7 Commission Documents, Financial Statements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and during the past twelve months the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein and any amendments thereto, being referred to herein as the “Commission Documents”). The Company is not in violation of the listing requirements of the NASDAQ Capital Market and has no knowledge of any facts that would reasonably lead to delisting or suspension of its common stock from NASDAQ in the foreseeable future. As of its date, each Commission Document filed within the past twelve months complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, to the Company’s knowledge no such Commission Document filed within the past twelve months contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, to the Company’s knowledge the financial statements of the Company included in the Commission Documents filed with the Commission during the past twelve months complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.8 Internal Controls and Procedures. The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 and Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective as of the latest date of management’s evaluation of such disclosure controls and procedures as set forth in the Commission Documents to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission. The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

2.9 Material Adverse Change. Except as disclosed in the Commission Documents, since March 31, 2013, no event or series of events has or have occurred that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

2.10 No Undisclosed Liabilities. To the Company’s knowledge, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any of its subsidiaries (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s or its subsidiaries’ respective businesses since March 31, 2013 or which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

2.11 No Undisclosed Events or Circumstances. To the Company’s knowledge, and except for the transactions contemplated by this Agreement and the Collaboration Agreement, no event or circumstance has occurred or exists with respect to the Company, its subsidiaries, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

2.12 Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as set forth in the Commission Documents or as previously disclosed in writing to the Investor, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary, or any of their respective properties or assets that could be reasonably expected to have a Material Adverse Effect on the Company. Except as set forth in the Commission Documents or as previously disclosed to the Investor in writing, no judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which could be reasonably expected to result in a Material Adverse Effect.

2.13 Compliance with Law. The businesses of the Company and its subsidiaries have been and are presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or such that would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Commission Documents, the Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.14 Exemption from Registration, Valid Issuance. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated pursuant to the Act (“Regulation D”) and/or any other applicable federal and state securities laws. The sale and issuance of the Shares pursuant to, and the Company’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares or any of the assets of the Company, or (ii) except as previously disclosed to the Investor in writing, entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the Shares or other securities of the Company.

2.15 Transfer Taxes. All stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to Investor hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

2.16 Investment Company. The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.17 Brokers. Except as expressly set forth in this Agreement, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement.

SECTION 3

Representations and Warranties of the Investor

The Investor hereby represents and warrants the following as of the date hereof and as of the Closing Date:

3.1 Experience. The Investor is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor’s prospective investment in the Company, and has the ability to bear the economic risks of the investment.

3.2 Investment. The Investor is acquiring the Shares for investment for the Investor’s own account and not with the view to, or for resale in connection with, any distribution thereof. The Investor understands that the Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. The Investor acknowledges and agrees that the Shares purchased by the Investor, until disposition of such Shares in accordance with the provisions of this Agreement, shall remain at all times within the Investor’s control. The Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares.

3.3 Rule 144. The Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. In connection therewith, the Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer the Shares on the books of the Company only to the extent not inconsistent therewith.

3.4 Access to Information. The Investor has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities. The Investor has had a full opportunity to ask questions of and receive answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of an investment in the Shares. The Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.

3.5 Authorization. This Agreement when executed and delivered by the Investor will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights.

3.6 Investor Status. The Investor acknowledges that it is either (i) an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act (an “Institutional Accredited Investor”) or (ii) a “qualified institutional buyer” as defined in Rule 144A of the Securities Act, as indicated on Schedule A hereto, and the Investor shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

3.7 No Inducement. The Investor was not induced to participate in the offer and sale of the Shares by the filing of any registration statement in connection with any public offering of the Company’s securities, and the Investor’s decision to purchase the Shares hereunder was not influenced by the information contained in any such registration statement.

SECTION 4

Conditions to Investor’s Obligations at Closing

The obligations of the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the Investor (except to the extent not permitted by law):

4.1 No Injunction, etc. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement. No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Shares by the Investor.

4.2 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall have been true and correct in all material respects (except for such representations and warranties that are qualified by materiality which shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

4.3 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

4.4 Compliance Certificate. A duly authorized officer of the Company shall deliver to the Investor at the Closing a certificate stating that the conditions specified in Sections 4.2 and 4.3 have been fulfilled and certifying and attaching the Company’s Certificate of Incorporation, Bylaws and authorizing Board of Directors resolutions with respect to this Agreement and the transactions contemplated hereby.

4.5 Securities Laws. The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

4.6 Nasdaq Listing. The Company’s common stock shall continue to be listed for trading on the Nasdaq Capital Market and no suspension of trading shall have occurred.

4.7 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

4.8 Legal Opinion. The Investor shall have received a legal opinion from Cooley LLP in the form attached hereto as Exhibit B.

SECTION 5

Conditions to the Company’s Obligations at Closing

The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Securities Law Compliance. The offer and sale of the Shares to the Investor pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

5.3 Authorization. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

SECTION 6

Investor Covenants

6.1 Trading Restrictions.

(a) Definitions.

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

(ii) “Restriction Period” shall mean the period commencing on the Closing Date and continuing until the earlier of (A) the date that is two years from such date, and (B) the date on which the first Phase III clinical trial for omecamtiv mecarbil is Initiated.

(iii) “Significant Event” shall mean any of the following not involving a violation of this Section 6: (A) the public announcement of a proposal or intention to acquire, or the acquisition, by any person or 13D Group of beneficial ownership of Voting Securities representing 15% or more of the then outstanding Voting Securities; (B) the public announcement of a proposal or intention to commence, or the commencement, by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D Group, 15% or more of the then outstanding Voting Securities; or (C) the entry into by the Company, or the public announcement by the Company of an intention or determination to enter into, any merger, sale or other business combination transaction, or an agreement therefor, pursuant to which the outstanding shares of capital stock of the Company would be converted into cash, other consideration or securities of another person or 13D Group or 50% or more of the then outstanding shares of capital stock of the Company would be owned by persons other than the then current holders of shares of capital stock of the Company, or which would result in all or a substantial portion of the Company’s assets being sold to any person or 13D Group.

(iv) “Voting Securities” shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

(v) “13D Group” shall mean, with respect to the Voting Securities of the Company, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.

(b) Restriction Period No Sell. The Investor agrees that during the Restriction Period, neither the Investor nor any of its Affiliates shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of in any manner, either directly or indirectly (“Sale” or “Sell”), any Shares or any securities of the Company issued as a dividend or distribution on, or involving a recapitalization or reorganization with respect to, such Shares (collectively, “Covenant Shares”), other than transfers of securities between and among the Investor and any one or more of its Affiliates. The Company shall use commercially reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of The Depository Trust Company immediately following the termination of the Restriction Period.

(c) Post-Restriction Period Selling Restrictions. After the Restriction Period, neither the Investor nor its Affiliates shall Sell a number of Covenant Shares in any three-month period that collectively exceeds 25% of the aggregate Covenant Shares held by the Investor and its Affiliates as of the end of the Restriction Period (such number of Covenant Shares, the “Post-Restriction Allowance”), provided, however, that (i) if in any such three-month period the Investor and its Affiliates Sell a number of Covenant Shares that is less than the Post-Restriction Allowance (such shortfall, the “Carry-Forward Allowance”), the Investor and its Affiliates may Sell any Carry-Forward Allowance in any subsequent three-month period, along with the Post-Restriction Allowance for such subsequent three-month period, and (ii) the Investor and its Affiliates may continue to Sell any portion of any Carry-Forward Allowance in any three-month period until the Investor and its Affiliates have Sold all of such Carry-Forward Allowance. Notwithstanding the foregoing, (x) the Investor and its Affiliates may not sell a number of Covenant Shares in any three-month period following the Restriction Period that collectively exceeds 37.5% of the aggregate Covenant Shares held by the Investor and its Affiliates as of the end of the Restriction Period, and (y) the limitations set forth in this Section 6.1(c) shall not apply to transfers of securities between and among the Investor and any one or more of its Affiliates. For any proposed Sale of 100,000 or more shares of Common Stock of the Company by the Investor or any of its Affiliates in any single transaction or series of related transactions (“Proposed Sale Shares”), the Investor shall give the Company at least 30 days prior written notice of such sale. During such 30 day period, the Company may seek to find a buyer for the Proposed Sale Shares. The limitations and obligations set forth in this Section 6.1(c) shall not apply to any Sale of Covenant Shares taking place between the Investor (and/or any of its Affiliates) and a single buyer; provided that the Investor shall give the Company at least 30 days prior written notice of such Sale.

(d) Occurrence of Significant Event. The restrictions contained in Sections 6.1(b) and 6.1(c) shall be suspended and shall not apply to or otherwise restrict the Investor’s actions in respect of the Company’s securities for so long as a Significant Event has occurred and is continuing.

6.2 Invalid Transfers. Any sale, assignment or other transfer of Covenant Shares by the Investor or any of its Affiliates, as applicable, contrary to the provisions of this Section 6 shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Covenant Shares sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until the Investor or such Affiliate, as applicable, has satisfied the requirements of this Section 6 with respect to such sale. The Company, or, at the instruction of the Company, the transfer agent of the Company, may place a legend on any certificate representing Covenant Shares stating that such shares are subject to the restrictions contained in this Agreement. Upon expiration of the Restriction Period, the Company agrees to facilitate the timely preparation and delivery (but in no event longer than seven (7) business days) of certificates representing the Covenant Shares to be sold by the Investor or any Affiliate free of any restrictive legends and in such denominations and registered in such names as the Investor or such Affiliate may request in connection with such sale.

6.3 Performance by Affiliates. The Investor shall remain responsible for and guarantee its Affiliates’ performance in connection with this Agreement, and shall cause each such Affiliate to comply fully with the provisions of this Agreement in connection with such performance. The Investor hereby expressly waives any requirement that the Company exhaust any right, power or remedy, or proceed directly against such an Affiliate, for any obligation or performance hereunder, prior to proceeding directly against the Investor.

SECTION 7

Registration Rights

7.1 Rule 144 Reporting. With a view to making available to the Investor the benefits of certain rules and regulations of the Commission which may permit the sale of the Shares to the public without registration, the Company agrees to use commercially reasonable efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c) Furnish the Investor forthwith upon request (i) a written statement by the Company as to its compliance with the public information requirements of said Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents as may be reasonably requested in availing the Investor of any rule or regulation of the Commission permitting the sale of any such securities without registration.

7.2 Registration.

(a) If, at the end of the Restriction Period, the Shares cannot be sold without restriction pursuant to Rule 144 promulgated under the Securities Act, then upon Investor’s written request, received by the Company on or before the 30th day after the end of the Restriction Period, the Company will use commercially reasonable efforts to register the Shares for resale under the Securities Act on a Registration Statement on Form S-3 (the “Registration Statement”), filed within 60 days of such written request, and will use commercially reasonable efforts to have such Registration Statement promptly declared effective by the Commission.

(b) The Company will use commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the earlier of (i) the date all of the Shares covered by such Registration Statement have been sold or can be sold publicly without restriction or limitation under Rule 144 or (ii) the date that is two years following the Closing Date.

(c) The Investor shall furnish to the Company such information regarding the Investor, and the distribution proposed by the Investor, as the Company may reasonably request in writing and as shall be required in connection with the Registration Statement.

(d) The Company shall pay all fees and expenses incident to the performance of or compliance with this Section 7 by the Company.

7.3 Restrictive Legend. The certificates representing the Shares, when issued, will bear a restrictive legend in substantially the following form:

“THE SECURITIES EVIDENCED OR CONSTITUTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SECURITIES AND EXCHANGE COMMISSION RULE 144.”

SECTION 8

Indemnification

Each party (an “Indemnifying Party”) hereby indemnifies and holds harmless the other party, such other party’s respective officers, directors, employees, consultants, representatives and advisers, and any and all Affiliates (as defined in Section 6.1(a)) of the foregoing (each of the foregoing, an “Indemnified Party”) from and against all losses, liabilities, costs, damages and expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any such Indemnified Party to the extent arising from, connected with or related to (i) breach of any representation or warranty of such Indemnifying Party in this Agreement; and (ii) breach of any covenant or undertaking of any Indemnifying Party in this Agreement. If an event or omission (including, without limitation, any claim asserted or action or proceeding commenced by a third party) occurs which an Indemnified Party asserts to be an indemnifiable event pursuant to this Section 8, the Indemnified Party will provide written notice to the Indemnifying Party, setting forth the nature of the claim and the basis for indemnification under this Agreement. The Indemnified Party will give such written notice to the Indemnifying Party immediately after it becomes aware of the existence of any such event or occurrence. Such notice will be a condition precedent to any obligation of the Indemnifying Party to act under this Agreement but will not relieve it of its obligations under the indemnity except to the extent that the failure to provide prompt notice as provided in this Agreement prejudices the Indemnifying Party with respect to the transactions contemplated by this Agreement and to the defense of the liability. In case any such action is brought by a third party against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it wishes, to assume the defense and settlement thereof with counsel reasonably selected by it and, after notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense and settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, provided, however, that an Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party if (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party; or (ii) representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between such parties (which such judgment shall be made in good faith after consultation with counsel). The Indemnified Party agrees to cooperate fully with (and to provide all relevant documents and records and make all relevant personnel available to) the Indemnifying Party and its counsel, as reasonably requested, in the defense of any such asserted claim at no additional cost to the Indemnifying Party. No Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, (a) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim or (b) if, as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially and adversely affect the business, operations or assets of the Indemnified Party. No Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to any such asserted claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld or delayed. If an Indemnifying Party makes a payment with respect to any claim under the representations or warranties set forth herein and the Indemnified Party subsequently receives from a third party or under the terms of any insurance policy a sum in respect of the same claim, the receiving party will repay to the other party such amount that is equal to the sum subsequently received.

SECTION 9

Miscellaneous

9.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as applied to agreements entered into and performed entirely in the State of California by residents thereof.

9.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by the Investor and the Closing.

9.3 Successors, Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by either party without the prior written consent of the other; except that either party may assign this Agreement to an Affiliate (as defined in Section 6.1(a)) of such party or to any third party that acquires all or substantially all of such party’s business, whether by merger, sale of assets or otherwise.

9.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile (receipt confirmed) or mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed if to the Investor, at the following address:

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

Attention: Corporate Secretary

Facsimile: (805) 499-8011

if to the Company, at the following address:

Cytokinetics, Incorporated

280 E Grand Ave

South San Francisco, CA 94080

Attention: General Counsel

Facsimile: (650) 624-3010

or at such other address as one party shall have furnished to the other party in writing. If notice is provided by facsimile, it shall be deemed to be given one (1) business day after transmission (with receipt of appropriate confirmation). If notice is provided by U.S. mail, notice shall be deemed to be given four (4) days after proper deposit in a U.S. mailbox, postage prepaid, and properly addressed. If notice is provided by a messenger service that guarantees “next business day” delivery, it shall be deemed effective one (1) business day after deposit with such messenger service.

9.5 Expenses. Each of the Company and the Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

9.6 Finder’s Fees. Each of the Company and the Investor shall indemnify and hold the other harmless from any liability for any commission or compensation in the nature of a finder’s fee, placement fee or underwriter’s discount (including the costs, expenses and legal fees of defending against such liability) for which the Company or the Investor, or any of its respective partners, employees, or representatives, as the case may be, is responsible.

9.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be enforceable against the party actually executing the counterpart, and all of which together shall constitute one instrument.

9.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

9.9 Entire Agreement. This Agreement and the Collaboration Agreement Amendment, including the exhibits and schedule attached hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

9.10 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

[This space left intentionally blank. Signature page follows.]IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first set forth above.

CYTOKINETICS, INCORPORATED By: /s/ Robert I. Blum	AMGEN INC. By: /s/ Robert A. Bradaway

Name: Robert I Blum	Name: Robert A. Bradaway

Title: President & CEO	Title: Chairman and Chief Executive Officer

Schedule A

The Investor is an institutional “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act.EXHIBIT A

Schedule of Exceptions

None.

EXHIBIT B

Form of Legal Opinion

[attached]

June [ ], 2013
Amgen Inc. Re:	One Amgen Center Drive Thousand Oaks, California 91320-1799 Attention: Corporate Secretary Cytokinetics, Incorporated

Dear Ladies and Gentlemen:

We have acted as counsel for Cytokinetics, Incorporated, a Delaware corporation (the “Company”), in connection with the issuance and sale of shares of the Company’s Common Stock (“Shares”), to Amgen Inc., a Delaware corporation, under the Common Stock Purchase Agreement dated as of June [      ], 2013 (the “Purchase Agreement”). We are rendering this opinion pursuant to Section 4.7 of the Purchase Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Purchase Agreement by the various parties and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought to independently verify such matters. Where we render an opinion “to our knowledge” or concerning an item “known to us” or our opinion otherwise refers to our knowledge, it is based solely upon (i) an inquiry of attorneys within this firm who have represented the Company in this transaction, (ii) receipt of a certificate executed by an officer of the Company covering such matters, and (iii) such other investigation, if any, that we specifically set forth herein.

In rendering this opinion, we have assumed: the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Purchase Agreement), where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and the genuineness and authenticity of all signatures on original documents (except the signatures on behalf of the Company on the Purchase Agreement). We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver; that the Purchase Agreement is an obligation binding upon the parties thereto other than the Company; and that there are no extrinsic agreements or understandings among the parties to the Purchase Agreement that would modify or interpret the terms of the Purchase Agreement or the respective rights or obligations of the parties thereunder.

Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of California and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof.

We are not rendering any opinion as to any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust, banking, land use, environmental, pension, employee benefit, tax, fraudulent conveyance, usury, laws governing the legality of investments for regulated entities, Regulations T, U or X of the Board of Governors of the Federal Reserve System or local law, or any law, rules or regulations relating to the United States Food and Drug Administration or any other federal, state or foreign agencies or bodies engaged in the regulation of biomedical products or the bylaws, rules or regulations of the Financial Industry Regulatory Association. Furthermore, we express no opinion with respect to compliance with antifraud laws, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Company’s Board of Directors or stockholders; compliance with safe harbors for disinterested Board of Director or stockholder approvals; compliance with state securities or blue sky laws except as specifically set forth below; compliance with the Investment Company Act of 1940, as amended; and compliance with laws that place limitations on corporate distributions.

With regard to our opinion in paragraphs 1 and 2 below with respect to the valid existence and good standing of the Company and the Company’s qualification to do business as a foreign corporation, we have relied solely upon certificates of the Secretaries of State of the indicated jurisdictions as of a recent date.

With regard to our opinion paragraph 5 below concerning defaults under and any material breaches of any agreement identified on Schedule A hereto, we have relied solely upon (i) inquiries of officers of the Company, (ii) a list supplied to us by the Company of material agreements to which the Company is a party, or by which it is bound, a copy of which is attached hereto as Schedule A (the “Material Agreements”), and (iii) an examination of the Material Agreements in the form provided to us by the Company. We have made no further investigation. Further, with regard to our opinion in paragraph 5 below concerning Material Agreements, we express no opinion as to (i) financial covenants or similar provisions therein requiring financial calculations or determinations to ascertain compliance, (ii) provisions therein relating to the occurrence of a “material adverse event” or words of similar import, or (iii) any statement or writing that may constitute parol evidence bearing on interpretation or construction. To the extent that any other laws govern any of the Material Agreements, we assume that the Material Agreements would be interpreted in accordance with their plain meaning.

With regard to our opinion in paragraph 8 concerning exemption from registration, our opinion is expressed only with respect to the offer and sale of the Shares without regard to any offers or sales of other securities occurring prior to or subsequent to the date hereof.

On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

1.	The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware.

2.	The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of California.

3.	The Company has the requisite corporate power to execute, deliver and perform its obligations under the Purchase Agreement.

4.	The Purchase Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution under Section [8] of the Purchase Agreement may be limited by applicable laws and except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

5.	The execution and delivery of the Purchase Agreement by the Company and the issuance of the Shares pursuant thereto do not violate any provision of the Company’s Certificate of Incorporation or Bylaws, and do not constitute a default under or a material breach of any Material Agreement, and do not violate (a) any governmental statute, rule or regulation which in our experience is typically applicable to transactions of the nature contemplated by the Purchase Agreement or (b) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, in each case to the extent the violation of which would materially and adversely affect the Company and its subsidiaries, taken as a whole, or materially and adversely affect the issuance of the Shares pursuant to the Purchase Agreement.

6.	The Shares have been duly authorized, and upon issuance and delivery against payment therefor in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, outstanding, fully paid and nonassessable.

7.	All consents, approvals, authorizations, or orders of, and filings, registrations, and qualifications with any U.S. Federal or California regulatory authority or governmental body required for the issuance of the Shares, have been made or obtained, except (a) for the filing of a Form D pursuant to Securities and Exchange Commission Regulation D and (b) for the filing of the notice to be filed under California Corporations Code Section 25102.1(d).

8.	The offer and sale of the Shares are exempt from the registration requirements of the Securities Act of 1933, as amended, subject to the timely filing of a Form D pursuant to Securities and Exchange Commission Regulation D.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our prior written consent.

Very truly yours,

Cooley LLP

By:
Michael E. Tenta
cc: Marjorie Wagman, General Counsel, Cytokinetics, Incorporated

SCHEDULE A

Material Agreements

1.	[List to include the material agreements listed as exhibits to the Company’s most recent Form 10-K]